Exhibit 99.1
FOR IMMEDIATE RELEASE
Rentech Reports Increase of 47% in Revenues; EPS of $0.04 per
Share for the Third Quarter of Fiscal Year 2011
LOS ANGELES, CA (August 9, 2011) — Rentech, Inc. (NYSE AMEX: RTK) today announced substantially improved results for the third quarter of fiscal year 2011 over the third quarter of fiscal year 2010.
For the third quarter of fiscal year 2011, Rentech reported revenue of $74.4 million, up from $50.5 million for the comparable quarter in the prior year. The improvement was primarily due to an increase in sale prices for all nitrogen fertilizer products and higher sales volume of urea ammonium nitrate (UAN) produced by the Company’s wholly-owned subsidiary, Rentech Energy Midwest Corporation (REMC). This increase was partially offset by lower sales volume of ammonia. Rentech reported net income of $7.9 million, or $0.04 per basic share, for the quarter ended June 30, 2011, a significant improvement over the net loss attributable to the Company of $1.7 million, or $0.01 per basic share, for the comparable period in fiscal 2010.
Rentech reported revenue of $141.4 million for the nine months ended June 30, 2011, compared to $96.8 million for the comparable period in the prior year. The improvement was primarily due to an increase in sales prices for all nitrogen fertilizer products and higher sales volume of UAN. This increase was partially offset by lower sales volume of ammonia. Rentech reported a net loss of $5.2 million, or $0.02 per basic share for the nine months ended June 30, 2011, an improvement over the net loss during the comparable period last fiscal year of $33.1 million or $0.15 per basic share.
Commenting on the results, D. Hunt Ramsbottom, President and CEO of Rentech, stated “REMC’s results are primarily due to higher nitrogen fertilizer prices for all of its nitrogen products.”
As of June 30, 2011, Rentech had cash and cash equivalents of $104.2 million on a consolidated basis.
Based on cash on hand as of June 30, 2011, Rentech does not expect to require additional capital during the next twelve months to continue budgeted activities at levels similar to those budgeted for fiscal year 2011. The Company anticipates that additional capital would be required during that period if it begins construction on the Port St. Joe renewable power project or another project or acquisition.
Mr. Ramsbottom continued, “We are taking steps to strengthen our liquidity and balance sheet. With a significant amount of cash already on hand, we are taking steps to ensure that we deploy capital in areas that generate acceptable returns and accelerate cash flows from alternative energy.”
Rentech, Inc., 10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

Operating income for REMC was $36.3 million for the third quarter of fiscal year 2011, compared to operating income of $14.6 million last year. The improvement in operating income was due to higher gross profit resulting from increased sales prices for all nitrogen fertilizer products and sales volume of UAN, coupled with lower natural gas prices, partially offset by lower sales volume of ammonia. Operating income in the current year also benefitted from profits realized on sales of ammonia that was purchased from third parties but were less than the profits on ammonia produced by REMC.
Rentech’s selling, general and administrative (SG&A) expenses were $8.2 million for the third quarter of fiscal year 2011, up from $7.5 million in the prior year. The increase in SG&A expenses was primarily due to an increase in salaries as a result of additional headcount in the alternative energy segment, sales-based incentive bonuses accrued at REMC, as well as higher costs associated with computer service and support and professional and legal services. These increases were partially offset by a decrease in stock-based compensation.
Research and development (R&D) expenses for the third quarter of fiscal year 2011 were $8.0 million, up from $5.0 million reported in the prior period. The increase was primarily due to expenses related to construction of the Rentech-ClearFuels gasifier; an increase of $0.5 million of expense due to the consolidation of ClearFuels Technology Inc. (ClearFuels); and plant modifications and repairs at the Company’s Product Demonstration Unit (PDU).
Other expenses were $13.1 million for the third quarter of fiscal year 2011, up from $3.7 million in the prior year. Other expenses for the current quarter included a loss of debt extinguishment of $9.2 million.
For the first nine months of fiscal year 2011, SG&A expenses were $22.9 million, up from $21.3 million for the comparable period in the prior year. SG&A increased primarily due to an increase in salaries as a result of additional headcount in the alternative energy segment and sales-based incentive bonuses accrued at REMC, as well as higher computer service and support and professional services. These increases were partially offset by a decrease in stock-based compensation expense and reduced legal fees. R&D expenses for the current period were $20.4 million, up from $13.3 million for the comparable nine month period in the prior year. Current year R&D expenses reflect increased costs at the PDU for plant modifications and repairs; the construction of the Rentech-ClearFuels gasifier; expenses to support a significantly higher number of plant operating days; and an increase of $1.4 million of expenses due to the consolidation of ClearFuels. Other expenses for the current period include $13.8 million of loss on debt extinguishment as compared to $2.3 million in the prior period.
Conference Call with Management
The Company will hold a conference call on Wednesday, August 10, 2011 at 10:00 a.m. PDT, during which time Rentech’s senior management will review the Company’s financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 888-754-4430 or 212-231-2929. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 12:00 p.m. PDT on August 10 through 12:00 p.m. PDT on August 17. The replay teleconference will be available by dialing 800-633-8284 or 402-977-9140 and the reservation number 21533623.
Rentech, Inc., 10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

RENTECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010

Total Revenues	$74,436	$50,510	$141,445	$96,831

Cost of Sales	37,008	35,323	77,685	79,785

Gross Profit	37,428	15,187	63,760	17,046

Operating Expenses	16,670	12,972	45,044	36,082

Operating Income (Loss)	20,758	2,215	18,716	(19,036)

Total Other Expenses, Net	(13,062)	(3,694)	(24,989)	(13,638)

Income (loss) from Continuing Operations before Income Taxes and Equity in Net Loss of Investee Company	7,696	(1,479)	(6,273)	(32,674)
Income tax Benefit	—	10	(1)	10

Income (Loss) from Continuing Operations before Equity in Net Loss of Investee Company	7,696	(1,489)	(6,272)	(32,684)
Equity in Net Loss of Investee Company	—	188	—	465

Income (loss) from Continuing Operations	7,696	(1,677)	(6,272)	(33,149)
Income from Discontinued Operations	—	2	—	8

Net Income (Loss)	7,696	(1,675)	(6,272)	(33,141)
Net Loss Attributable to Non-Controlling Interests	192	—	1,080	—

Net Income (Loss) Attributable to Rentech	$7,888	$(1,675)	$(5,192)	$(33,141)

Basic Net Income (Loss) per Common Share
Continuing operations	$0.04	$(0.01)	$(0.02)	$(0.15)
Discontinued operations	0.00	0.00	0.00	0.00

Basic Net Income (Loss) per Common Share	$0.04	$(0.01)	$(0.02)	$(0.15)

Diluted Net Income (Loss) per Common Share
Continuing operations	$0.03	$(0.01)	$(0.02)	$(0.15)
Discontinued operations	0.00	0.00	0.00	0.00

Diluted Net Income (Loss) per Common Share	$0.03	$(0.01)	$(0.02)	$(0.15)

Weighted-Average Shares Used to Compute Net Income (Loss) per Common Share:
Basic	223,110	216,175	222,435	214,161

Diluted	227,905	216,175	222,435	214,161

10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

About Rentech, Inc.
Rentech, Inc. (www.rentechinc.com), incorporated in 1981, provides clean energy solutions and produces nitrogen fertilizer. The Company’s Rentech-SilvaGas and Rentech-ClearFuels biomass gasification process can convert multiple biomass feedstocks into synthesis gas (syngas) for production of renewable fuels and power. Combining the gasification process with Rentech’s unique application of syngas conditioning and clean-up technology and the patented Rentech Process based on Fischer-Tropsch chemistry, Rentech offers an integrated solution for production of synthetic fuels from biomass. The Rentech Process can also convert syngas from fossil resources into ultra-clean synthetic jet and diesel fuels, specialty waxes, and chemicals. Final product upgrading and acid gas removal technologies are provided under an alliance with UOP, a Honeywell company. Rentech is developing projects and offers licenses for these technologies for application in synthetic fuels and power facilities worldwide. Rentech Energy Midwest Corporation, the Company’s wholly-owned subsidiary, manufactures and sells nitrogen fertilizer products including ammonia, urea ammonia nitrate solution and liquid and granular urea in the Mid Corn Belt region of the central United States.
Safe Harbor Statement
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as funding requirements and the prospects of our development projects. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s web site at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.
SOURCE: Rentech, Inc.
Rentech, Inc.
Julie Dawoodjee
Vice President of Investor Relations and Communications
310-571-9800
ir@rentk.com
10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM